EXHIBIT 99.1
                                                                    ------------

          COMMUNITY CAPITAL BANCSHARES ANNOUNCES THIRD QUARTER EARNINGS


Albany, GA., October 30, 2003 / PRNewswire. - Community Capital Bancshares (Nasdaq: ALBY) reports net income of $392,000 or $.27 basic earnings per share and $.24 fully diluted earnings per share for the nine months ended September 30, 2003. This compares to earnings of $481,000 or $0.33 basic earnings per share and $.32 fully diluted earnings per share for the nine months ended September 30, 2002.

Bob Lee, President and CEO, said, "During the first nine months of this year, our net interest income is up $454,000 or 16.34%. Our asset quality remains good while we continue to see solid growth patterns. Also, on October 16th we broke ground for a full service branch location in the heart of downtown Albany. This facility is expected to be completed in late spring of 2004."

Total assets at September 30, 2003 were $131,474,000 as compared to the September 30, 2002 amount of $105,604,000, representing an increase of $25,870,000 or 24.50%. Net loans increased $19,652,000 or 26.61% during the twelve months ended September 30, 2003. Total deposits increased $15,219,000 or 17.70% during the same period.

Community Capital is headquartered in Albany, Georgia and has three banking locations. Community Capital Stock is quoted on the Nasdaq Small Cap market under the symbol "ALBY".

Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201

                                 Community Capital Bancshares
                                     Financial Highlights
                                        (Unaudited)
                         (Dollars in thousands, except per share data)

                                                  Three months ended      Nine months ended
EARNINGS SUMMARY:                                9/30/03      9/30/02     9/30/03    9/30/02
                                               -----------  -----------  ---------  ----------
   Net interest income                         $    1,141   $    1,008   $   3,232  $    2,778
    Provision for loan losses                         164           34         379         354
    Non-interest income                               314          262         793         645
    Non-interest expense                            1,006          860       3,060       2,334
     Income tax expense                                93          128         196         254
    Net Income                                        192          248         392         481
   Basic earnings per share                    $     0.13   $     0.17   $     .27  $      .33
   Fully diluted earnings per share            $     0.12   $     0.17   $     .24  $      .32

SUMMARY BALANCE SHEETS                            9/30/03      9/30/02
                                               -----------  -----------
    Cash and due from banks                    $    3,678   $    5,760
     Federal funds sold                               533        3,062
     Investment securities                         28,212       18,685
     Loans                                         94,549       74,644
     Less: allowance for loan losses               (1,060)        (806)
     Other assets                                   5,562        4,259
                                               -----------  -----------
    TOTAL ASSETS                               $  131,474   $  105,604
                                               ========================

      Total deposits                              101,218       85,998
       Other borrowings                            19,610        8,976
       Other liabilities                              868          864
       Total stockholders' equity                   9,778        9,766
                                               -----------  -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $  131,474   $  105,604
                                               ========================


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